THIRD AMENDMENT TO THE
GLOBAL CUSTODY AGREEMENT

THIS THIRD AMENDMENT. dated as of September 7, 2021, to the Custody Agreement, dated as of September 14, 2007 (the "Global Custody Agreement"), is entered into by and between PROSPECTOR FUNDS, INC., a Maryland corporation, (the “Company”) and U.S. BANK, N.A., a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into the Global Custody Agreement; and

WHEREAS, the Company and the Custodian desire to amend the fees of the Global Custody Agreement; and

WHEREAS, Section 13.2 of the Global Custody Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

1.Exhibit D of the Global Custody Agreement is superseded and replaced with Exhibit D attached hereto effective September 1, 2021
2.The term of this Agreement shall be for one year, from September 1, 2021 thru August 31, 2022. Upon expiration of the term the Agreement will continue on a month to month basis.

Except to the extent amended hereby, the Global Custody Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

PROSPECTOR FUNDS, INC.	U.S. BANK, N.A.

By: /s/ Kim Just	By: /s/ Anita Zagrodnik

Name: Kim Just	Name: Anita Zagrodnik

Title: Chief Compliance Officer	Title: Senior Vice President
                        9/16/2021

Exhibit D to the
Global Custody Agreement – Prospector Funds, Inc.
Effective September 1, 2021

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